Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

ARI ANNOUNCES THIRD QUARTER RESULTS

Company reports increased revenues, operating income and net income

Milwaukee, Wis., June 16, 2008 – ARI (OTCBB:ARIS), a leading provider of technology-enabled business solutions that connect equipment dealers, distributors and manufacturers, today reported results for the third fiscal quarter ended April 30, 2008.

Third Quarter Fiscal 2008 Highlights

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Revenues increased 1% to $4.2 million for the third quarter of fiscal 2008, from $4.1 million for the same period in the prior year.

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Operating income was $427,000 for the third quarter of fiscal 2008, compared to an operating loss of $172,000 for the third quarter of fiscal 2007.

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Net income was $427,000 or $0.06 per diluted share for the third quarter of fiscal 2008, compared to a net loss of $205,000 or $0.03 per diluted share for the comparable prior period.

First Nine Months Fiscal 2008 Highlights

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Revenues increased 12% to $12.6 million for the first three quarters of fiscal 2008, from $11.3 million for the first three quarters of fiscal 2007.

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Operating income was $1.1 million for the first nine months of fiscal 2008, a 232% increase from operating income of $318,000 for the same period in the prior year.

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Net income was $1.0 million or $0.14 per diluted share for the first nine months of fiscal 2008, a 275% increase from net income of $268,000 or $0.04 per diluted share for the same period in fiscal 2007.

Operations Review

“In the third quarter, we continued to deliver on our expectation to return to our previous level of profitability. This was accomplished in an environment of economic uncertainty in the U.S.  The increase in revenue was due to the continued growth of our marketing services business, offset by a slight softening in our catalog business.  Operating income and net income improvements were driven by continued cost control, as well the reduction in one-time expenses incurred last year in connection with the roll-out of PartSmart Version 8.  Our marketing services continue to meet a need in the marketplace

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11425 WEST LAKE PARK  SUITE 900  MILWAUKEE, WI 53224-3025   414.973.4300   FAX 414.973-4357

ARI Announces Third Quarter Results

for dealers and manufacturers who want to leverage the Internet in building their businesses,” said Brian E. Dearing, ARI’s chairman of the board.

The company continued to reduce its debt with a payment of $309,000 in the third quarter.  The remaining debt, which is less than $600,000, is related to the OC-Net acquisition.

 “The increase in third quarter revenues was entirely organic. Year-to-date, our growth was half organic, with the other half coming from the acquisition of OC-Net in January 2007,” said Roy W. Olivier, ARI’s newly-appointed president and chief executive officer.

“In the first three quarters of the fiscal year, we lowered expenses, generated strong cash flow, reduced our leverage and increased profitability, as we had expected,” added Olivier.

About ARI

ARI is a leading provider of electronic parts catalogs and marketing services to dealers, distributors and manufacturers in the manufactured equipment markets. ARI currently serves 76 manufacturers, 158 distributors worldwide and provides CD-ROM catalogs to more than 20,000 dealers, as well as internet catalogs to many additional dealers in about a dozen segments of the worldwide equipment market including outdoor power, power sports, motorcycles, ag equipment, marine, recreation vehicles, floor maintenance, auto and truck parts after-market and construction.  For more information on ARI, visit our website www.arinet.com

Third Quarter Earnings Conference Call

ARI’s Third Quarter Conference Call is scheduled for Monday, June 16, 2008 at 3:30 p.m. Central Time/4:30 p.m. Eastern Time.  If you would like to participate, please pre-register at https://www.myrcplus.com/rsvp-index.asp?BWebID=&CID=8284762.  At that time you will be provided with the numbers to use to join the conference call.  A replay of ARI’s conference call, as well as notes and financial information presented in the call, will also be available on ARI’s website, www.arinet.com, after 6:00 p.m. Central Time on Tuesday, June 17, 2008.  Click on the “Investor Relations” tab to access the information.

Statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. The forward-looking statements can generally be identified by words such as "believes," "anticipates," "expects" or words of similar meaning. Forward-looking statements also include statements relating to the Company's future performance, such as future prospects, revenues, profits and cash flows. The forward-looking statements are subject to risks and uncertainties, which may cause actual results to be materially different from any future performance suggested in the forward-looking statements. Such risks and uncertainties include those factors described under "Forward Looking Statements Disclosure" in Exhibit 99.1 of the Company’s annual report on Form 10-KSB for fiscal year ended July 31, 2007 filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements. For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

Contact:

Nancy Krajcir-Bennett

ARI

Tel: (414) 973-4380

Fax: (414) 973-4357

Email: krajcir@arinet.com

ARI Network Services, Inc.
Statements of Operations
(In thousands, except per share data)

	Three months ended		Nine months ended
	April 30		April 30
	2008	2007	2008	2007
Net revenues:
Subscriptions, support and other services fees	$ 2,906	$ 2,916	$ 8,863	$ 8,333
Software licenses and renewals	549	547	1,598	1,665
Professional services	703	638	2,143	1,297
	4,158	4,101	12,604	11,295
Cost of products and services sold:
Subscriptions, support and other services fees	222	282	816	888
Software licenses and renewals *	197	253	595	655
Professional services	255	296	790	418
	674	831	2,201	1,961
Gross Margin	3,484	3,270	10,403	9,334
Operating expenses:
Depreciation and amortization (exclusive of amortization
of software products included in cost of products
and services sold)	180	203	561	419
Customer operations and support	252	298	788	842
Selling, general and administrative	2,292	2,491	6,976	6,577
Software development and technical support	333	450	1,021	1,178
Net operating expenses	3,057	3,442	9,346	9,016
Operating income (loss)	427	(172)	1,057	318
Other income (expense)
Interest expense	(14)	(40)	(75)	(110)
Other, net	5	16	15	77
Total other expense	(9)	(24)	(60)	(33)
Income (loss) before provision for income taxes	418	(196)	997	285
Income tax benefit (provision)	9	(9)	8	(17)
Net income (loss)	$ 427	$ (205)	$ 1,005	$ 268

Average common shares outstanding:
Basic	6,659	6,444	6,650	6,320
Diluted	7,069	6,844	7,060	6,720
Basic and diluted net income (loss) per share:
Basic	$0.06	($0.03)	$0.15	$0.04
Diluted	$0.06	($0.03)	$0.14	$0.04

*	includes amortization of software products of $187, $213, $568 and $598, respectively and excludes other depreciation and amortization shown separately

ARI Network Services, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	April 30	July 31
ASSETS	2008	2007
Current Assets:
Cash and cash equivalents	$ 1,244	$ 1,050
Trade receivables, less allowance for doubtful accounts of $154 and
$148 at April 30, 2008 and July 31,2007, respectively	1,258	1,302
Work in Process	236	223
Prepaid expenses and other	334	291
Deferred income taxes	555	555
Total Current Assets	3,627	3,421
Equipment and leasehold improvements:
Computer equipment	5,370	5,324
Leasehold improvements	128	128
Furniture and equipment	2,810	2,749
	8,308	8,201
Less accumulated depreciation and amortization	7,394	6,991
Net equipment and leasehold improvements	914	1,210

Deferred income taxes	1,539	1,539
Goodwill	1,079	1,079
Other assets	893	1,072

Capitalized software product costs	12,820	12,455
Less accumulated amortization	11,417	10,849
Net capitalized software product costs	1,403	1,606

Total Assets	$ 9,455	$ 9,927

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of notes payable	$ 233	$ 1,023
Accounts payable	393	703
Deferred revenue	4,967	5,619
Accrued payroll and related liabilities	1,087	962
Accrued sales, use and income taxes	66	28
Accrued vendor specific liabilities	219	175
Other accrued liabilities	262	124
Current portion of capital lease obligations	11	8
Total Current Liabilities	7,238	8,642

Long term liabilities:
Notes payable (net of discount)	314	479
Long term payroll related	77	55
Capital lease obligations	8	5
Other long term liabilities	10	28
Total Long Term Liabilities	409	567

Shareholders' equity:
Cumulative preferred stock, par value $.001 per share,
1,000,000 shares authorized; 0 shares issued and outstanding
at April 30, 2008 and July 31, 2007, respectively	-	-
Common stock, par value $.001 per share, 25,000,000 shares
authorized; 6,659,427 and 6,623,605 shares issued and outstanding
at April 30, 2008 and July 31, 2007, respectively	7	7
Common stock warrants and options	260	195
Additional paid-in-capital	94,679	94,627
Accumulated deficit	(93,086)	(94,091)
Other accumulated comprehensive income	(52)	(20)
Total Shareholders' Equity	1,808	718

Total Liabilities and Shareholders' Equity	$ 9,455	$ 9,927

ARI Network Services, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Three months ended		Nine months ended
	April 30		April 30
	2008	2007	2008	2007
Operating activities
Net income (loss)	$ 427	$ (205)	$ 1,005	$ 268
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Amortization of capitalized software products	187	213	568	598
Amortization of deferred financing costs, debt discount and
excess carrying value over face amount of notes payable	4	11	22	(22)
Depreciation and other amortization	159	203	561	419
Stock based compensation related to stock options	19	41	65	109
Stock issued as contribution to 401(k) plan	-	-	37	42
Net change in receivables, prepaid expenses and other short term assets	(293)	57	-	(428)
Net change in accounts payable, deferred revenue, accrued
liabilities and long term liabilities	458	449	(683)	61
Net cash provided by operating activities	961	769	1,575	1,047

Investing activities
Purchase of equipment and leasehold improvements	(2)	(337)	(63)	(629)
Purchase of assets related to acquisitions	-	(98)	-	(1,179)
Software product costs capitalized	(171)	(66)	(365)	(247)
Net cash used in investing activities	(173)	(501)	(428)	(2,055)

Financing activities
Payments under notes payable	(309)	(445)	(977)	(1,145)
Payments of capital lease obligations	(2)	-	(4)	-
Proceeds from issuance of common stock	-	6	15	37
Net cash used in financing activities	(311)	(439)	(966)	(1,108)

Effect of foreign currency exchange rate changes on cash	6	-	13	-
Net increase (decrease) in cash	483	(171)	194	(2,116)
Cash at beginning of period	761	1,639	1,050	3,584
Cash at end of period	$ 1,244	$ 1,468	$ 1,244	$ 1,468

Cash paid for interest	$ 14	$ 45	$ 88	$ 137
Cash paid for income taxes	$ (7)	$ 6	$ 3	$ 20

Noncash investing and financing activities

Capital lease obligations incurred for computer equipment	$ 10	$ -	$ 10	$ -
Issuance of common stock in connection with acquisitions	-	-	-	707
Debt issued in connection with acquisitions	-	-	-	700
Capital leases acquired in connection with acquisitions	-	-	-	37
Accrued liabilities related to acquisitions	-	125	-	175
Stock based compensation related to stock options	19	41	65	109

Revenue by Location and Service
(In Thousands)

	Three months ended			Nine months ended
	April 30		Percent	April 30	Percent
	2008	2007	Change	2008	2007	Change
North American
Catalog subscriptions	$ 2,435	$ 2,503	-3%	$ 7,464	$ 7,711	-3%
Catalog professional services	311	329	-5%	920	923	0%
Marketing services	588	536	10%	1,705	1,047	63%
Marketing professional services	373	230	62%	1,201	230	422%
Dealer & distributor communications	181	165	10%	496	512	-3%
Subtotal	3,888	3,763	3%	11,786	10,423	13%

Rest of the World
Catalog subscriptions	268	257	4%	813	727	12%
Catalog professional services	2	81	-98%	5	145	-97%
Subtotal	270	338	-20%	818	872	-6%

Total Revenue
Catalog subscriptions	2,703	2,760	-2%	8,277	8,438	-2%
Catalog professional services	313	410	-24%	925	1,068	-13%
Marketing services	588	536	10%	1,705	1,047	63%
Marketing professional services	373	230	62%	1,201	230	422%
Dealer & distributor communications	181	165	10%	496	512	-3%
Total	$ 4,158	$ 4,101	1%	$ 12,604	$ 11,295	12%